Exhibit (99.1)

EASTMAN KODAK COMPANY

Financial Media Contacts:
David Lanzillo, Kodak, +1 585-781-5481, david.lanzillo@kodak.com
Christopher Veronda, Kodak, +1 585-724-2622, christopher.veronda@kodak.com

Investor Relations Contacts:
Ann McCorvey, Kodak, +1 585-724-5096, antoinette.mccorvey@kodak.com
Angela Nash, Kodak, +1 585-724-0982, angela.nash@kodak.com

Kodak Regaining Momentum, Forecasts Significantly Improved 2010 Profitability

Company to Build on Improved Second-Half 2009 Performance; Details Plans for Profitable Digital Growth in 2010 and Beyond;

Enters 2010 with Broadest Digital Portfolio Ever and a Lean Cost Structure that Creates Earnings Leverage;

Company Outpacing Market in Key Digital Growth Segments;

Traditional Business Provides Significant Source of Cash and Pursues Expanded Opportunities

NEW YORK CITY, Feb. 4 – At its annual strategy meeting today with investors, Eastman Kodak Company (NYSE:EK) will detail plans to build on the momentum generated in the second half of 2009 and accelerate profitable growth on the strength of its unmatched expertise in materials science and digital image science.
Despite a challenging global economy, the company achieved improved profitability and cash generation before restructuring in 2009, while creating a lean cost structure and continuing to invest in innovative, higher-margin digital products. Over the next three years, Kodak will leverage its expanding portfolio of digital and traditional businesses, and will continue its focus on operational efficiency, to deliver increased revenue, earnings, and cash flow.
At today’s annual strategy meeting in New York City, the company’s senior leaders will detail how Kodak will continue to improve performance in 2010 and beyond.

For 2010, on a continuing operations basis, Kodak expects:

•
Segment earnings from operations of $350 million to $450 million on total company revenue of between $7.5 billion to $7.7 billion. This equates to GAAP earnings from continuing operations before interest expense, other income (charges), net and income taxes of $275 million to $375 million;

•	2010 GAAP earnings from continuing operations in the range of negative $50 million to positive $50 million;
•	Digital revenue growth of 5% to 9%, and overall revenue growth of 0% to 1%;
•	Positive cash generation before restructuring, and, on a GAAP basis, net cash provided by continuing operations from operating activities of $50 million to $150 million;
•	A year-end cash balance of $1.8 billion to $2.0 billion, after taking into account all cash actions, including modest debt payments due during 2010.

“Our strategy is working and we are on track toward sustained profitability,” said Antonio M. Perez, Chairman and Chief Executive Officer, Eastman Kodak Company. “We are successfully managing through one of the deepest global economic downturns in history, and we have emerged as a leaner, more competitive company. Today, Kodak is well-established in large markets, and we are gaining traction in new growth markets, with the broadest and most competitive portfolio of digital products in the company’s history.  We have solid liquidity and the financial flexibility necessary to fully implement our strategy.  In 2010 and beyond, we will fully utilize the innovative thinking of Kodak people to drive sustainable, profitable growth and increase the value of this great company.”

Kodak’s Digital Businesses: Driving Profitable Growth

Both of the company’s digital business units – the Consumer Digital Imaging Group (CDG) and the Graphic Communications Group (GCG) – compete in large markets and are outpacing those markets by bringing to customers groundbreaking advances in imaging technology.
For 2010, the company expects revenues from its digital portfolio to grow by 5% to 9%, that, when combined with a more moderate decline in the company’s traditional business, results in an overall revenue growth of 0% to 1%. This digital growth will be driven on the consumer side (CDG) by an expanding portfolio of higher-margin digital cameras and devices, including the recently announced KODAK SLICE Touchscreen Camera, KODAK PLAYSPORT Video Camera, and the KODAK PULSE Digital Picture Frame. The company also expects continued significant revenue growth and earnings improvement from its revolutionary line of consumer inkjet products, which produced market share gains and doubled the installed base during 2009. During 2010, Kodak expects to continue to grow market share for its consumer inkjet printers and significantly expand sales of high-margin ink and media.

   On the commercial side, GCG growth will be fueled by increased sales of digital plates and presses, workflow software, document scanners, and new product introductions, including the KODAK PROSPER Press Platform, a next-generation approach to continuous inkjet printing that provides offset-class quality, speed, reliability and increased productivity, and the recently commercialized KODAK FLEXCEL NX System, an innovative, flexible plate for the rapidly growing package printing market.
As the commercial printing industry continues to transition from traditional to digital technology, Kodak is uniquely positioned because the company offers the broadest range of digital and traditional solutions to assist printers through each stage of their transition.

Kodak’s Traditional Business: Reinventing Its Future

The company’s Film, Photofinishing & Entertainment Group has maintained a strong market position in all of its key product categories, and continues to be a solid cash generator. The FPEG portfolio includes Entertainment Imaging products and services, traditional photofinishing, consumer and professional film capture and services, and products for industrial film markets.
For 2010, the company expects stable performance and a continued solid cash contribution from its Entertainment Imaging business, and moderation in the industry decline rate across its traditional product lines.
In addition, Kodak is leveraging its expertise in materials and chemical science and coating technology to pursue revenue opportunities in large industrial markets around the world, including printed circuit boards, touch screen films used in smartphones, gelatin for pharmaceutical applications, bio fuel distillation, recycling and recovery, and other applications. As volumes decline for traditional photographic products, Kodak plans to pursue sales in these new markets to mitigate the decline of photographic products. This will be done by repurposing existing technology and assets.

The Growth Model

Kodak enters 2010 with a strong cash position, solid liquidity, and the financial flexibility to fully implement its strategy for profitable growth.
The company’s target business model assumes, on average, a compound annual growth rate for digital revenues of 7% to 9% from 2010 through 2012, and a total company compound annual revenue growth rate of approximately 3% during that period.
Kodak’s target model for 2012 includes a gross profit margin goal for its digital businesses of 30% and a total company gross profit margin goal of 28%. The company’s goal for segment earnings from operations is 8% of revenue for the digital businesses and 7% of revenue for the total company. This total company goal equates to earnings from continuing operations before interest expense, other income (charges), net, and income taxes of 7% of revenue.
“We are regaining our momentum, our strategy is paying off, and our customers are embracing our distinctive value propositions in our new growth markets,” said Perez. “Kodak is a financially solid company with the broadest and most competitive digital product portfolio that we have ever had, a sustainable traditional business, a lean cost structure, leading intellectual property, and a well-respected brand.  We expect customer demand for our digital products to continue to outpace the market, which positions us well for sustained profitability and increased shareholder value.”

Webcast of Today’s Meeting

For those unable to attend in person, the meeting will be available via a live webcast. The company will also make available on its website the presentation materials that will be distributed at the meeting. To access the webcast and presentation materials please go to: http://www.kodak.com/go/invest.

CAUTIONARY STATEMENT PURSUANT TO SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements in this press release may be forward-looking in nature, or "forward-looking statements" as defined in the United States Private Securities Litigation Reform Act of 1995.  For example, references to the Company's expectations regarding the following are forward-looking statements: revenue; revenue growth; earnings; margins; costs; cash; liquidity; demand for Kodak products, including commercial printing equipment and consumables, consumer inkjet products, digital cameras and devices, motion picture films; market size and growth; market share; and potential economic growth.

Actual results may differ from those expressed or implied in forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, among others, the risks, uncertainties, assumptions and factors specified in Kodak's Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009, and September 30, 2009 and the 8-K filed on September 16, 2009 under the headings "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Cautionary Statement Pursuant to Safe Harbor Provisions the Private Litigation Reform Act of 1995" and in other filings Kodak makes with the SEC from time to time. Kodak cautions readers to carefully consider such factors. Many of these factors are beyond Kodak's control. In addition, any forward-looking statements represent Kodak 's estimates only as of the date they are made, and should not be relied upon as representing Kodak 's estimates as of any subsequent date. While Kodak may elect to update forward-looking statements at some point in the future, Kodak specifically disclaims any obligation to do so, even if its estimates change.

Any forward-looking statements in this press release should be evaluated in light of the factors and uncertainties referenced above and should not be unduly relied upon.

APPENDIX
Reconciliation of Non-GAAP Financial Measures
to the Most Directly Comparable GAAP Measures

In its February 4, 2010 Annual Strategy Review Meeting Press Release, Eastman Kodak Company (“The Company”) referenced certain non-GAAP financial measures including “Segment earnings”, “Digital revenue growth”, “Positive cash generation before restructuring payments”, “Digital revenue 3-year compound annual growth rate (CAGR)”, “Digital gross profit margin goal”, “Digital segment earnings goal” and “Segment earnings goal”.

The Company believes that these non-GAAP measures represent important internal measures of performance.  Accordingly, where they are provided, it is to give investors the same financial data management uses with the belief that this information will assist the investment community in properly assessing the underlying performance of the Company, its financial condition, results of operations and cash flow on a year-over-year and quarter-sequential basis.

The following reconciliations are provided with respect to terms used in the February 4, 2010 Annual Strategy Review Meeting Press Release.

The following table reconciles segment earnings to the most directly comparable GAAP measure of earnings from continuing operations before interest expense, other income (charges), net and income taxes (dollar amounts in millions):

	2010	2010 Plan
	Plan ($)	(% of Revenue)

Segment earnings, as presented	$350-$450	5%
Restructuring costs, rationalization and other items of comparability	(50) - (60)	(1)%
Other operating income (expense), net	(20)	0%
Earnings from continuing operations before interest expense, other income
(charges), net and income taxes (GAAP basis), as presented	$275 - $375	4%

The following table reconciles digital revenue growth to the most directly comparable GAAP measure of consolidated revenue growth:

2010 Plan
Growth/(Decline)

Digital revenue, as presented	5% - 9%
Traditional revenue	(14)% - (18)%
All Other revenue	-
Consolidated revenue (GAAP basis), as presented	0% - 1%

The following table reconciles positive cash generation before restructuring payments to the most directly comparable GAAP measure of net cash provided by continuing operations from operating activities:

2010
Plan

Cash generation before restructuring payments, as presented	Positive
Cash restructuring payments	~(100)
Cash generation (usage)	$0 - $(200)
Proceeds from sales of businesses/assets	(20) - (30)
Free cash flow	$(100) - $(150)
Additions to properties	200 - 250
Net cash provided by continuing operations from operating activities
(GAAP basis), as presented	$50 - $150

The following table reconciles digital revenue 3-year compound annual growth rate (CAGR) to the most directly comparable GAAP measure of consolidated revenue 3-year CAGR (dollar amounts in millions):

CAGR

Digital revenue 3-year CAGR, as presented	7% - 9%
Traditional revenue 3-year CAGR	(11)% - (15)%
All Other revenue	-
Consolidated revenue 3-year CAGR (GAAP basis), as presented	3%

The following table reconciles digital gross profit margin to the most directly comparable GAAP measure of consolidated gross profit margin:

2012
Goal

Digital gross profit margin, as presented	30%
Traditional gross profit margin	14%
Consolidated gross profit margin (GAAP basis), as presented	28%

The following table reconciles digital earnings and segment earnings to the most directly comparable GAAP measure of earnings from continuing operations before interest expense, other income (charges), net and income taxes:

2012
(all amounts as a percent of revenue)	Goal

Digital earnings, as presented	8%
Traditional earnings	1%
Segment earnings, as presented	7%
Restructuring costs, rationalization and other items of comparability	0%
Other operating income (expense), net	0%
Earnings from continuing operations before interest expense, other income
(charges), net and income taxes (GAAP basis), as presented	7%